N E W S    R E L E A S E

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
Shannon.Lapierre@thehartford.com	Richard.Costello@thehartford.com

Debora Raymond	JR Reilly
860-547-9613	860-547-9140
Debora.Raymond@thehartford.com	JR.Reilly@thehartford.com

The Hartford Closes On $2.5 Billion Investment From Allianz SE

Hartford, Conn., October 17, 2008 – The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced the closing of a $2.5 billion capital investment by Allianz SE.

Under the agreement, Allianz has purchased, at $31 per share, $750 million of preferred shares convertible to common stock after receipt of applicable approvals, and $1.75 billion of 10% junior subordinated debentures. The debentures are callable by The Hartford at par beginning ten years after issuance. Allianz SE also received warrants which entitle it to purchase $1.75 billion of common stock at an exercise price of $25.32 per share, subject to shareholder approvals. The warrants expire in seven years. The Hartford had announced the deal on October 6.

“We are pleased to have Allianz, one of the world’s leading insurers and financial services providers, as a key investor in The Hartford,” said The Hartford’s chairman and chief executive officer Ramani Ayer. “This investment strengthens our capital position and enhances our ability to weather volatile markets while we vigorously compete in our businesses.”

About The Hartford

The Hartford, a Fortune 100 company, is one of the nation's largest financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Brazil and Ireland. The Hartford's Internet address is www.thehartford.com.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2007 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

2 - The Hartford Closes On Agreement With Allianz SE

The securities referred to above have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.